AGREEMENT AND RELEASE AND WAIVER OF CLAIMS
This Agreement and the Release and Waiver contained herein are made and entered into in Dallas, Texas, by and between AT&T Management Services, L.P. (hereinafter "Company") and Mr. Andrew Geisse (hereinafter "Mr. Geisse") for and in consideration of the mutual promises and agreements set forth below and are conditional on performance of such promises and agreements.
WHEREAS, Mr. Geisse will retire from Company on December 30, 2014; and as a consequence, Mr. Geisse will be entitled to receive appropriate, usual and customary benefits and certain other benefits described herein; and
WHEREAS, both parties agree that in connection with Mr. Geisse's retirement on December 30, 2014, in addition to the before referenced appropriate, usual and customary benefits, Mr. Geisse should receive additional benefits and consideration as set forth herein, and that Mr. Geisse, among other things, should release and forever discharge Company, AT&T Inc. ("AT&T"), any and all other subsidiaries (which term when used throughout this document shall include entities, corporate or otherwise, in which the company referred to owns, directly or indirectly, fifty percent or more of the outstanding equity interests) of Company and of AT&T, their officers, directors, agents, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan, from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever, arising from or in connection with Mr. Geisse's employment by Company or any affiliate of AT&T and/or Mr. Geisse's separation from Company, all as set forth in more detail in the Release and Waiver contained herein.
WHEREAS, Mr. Geisse has been employed by Company and/or AT&T's subsidiaries for over thirty-five (35) years and worked in significant positions and assignments that required access to and involvement with confidential and proprietary information, trade secrets and matters of strategic importance to Company, AT&T and/or AT&T's subsidiaries that will continue beyond Mr. Geisse's employment with Company.  During the term of his longstanding employment in various capacities with Company, or an AT&T subsidiary, Mr. Geisse has acquired knowledge of all aspects of its business, on a national and regional level, including but not limited to operations, sales, marketing, advertising, technology, networks, network technology, network development and strategy, distribution and distribution channels, operations, strategic planning initiatives, new product and services development, strategic planning, rate information and growth strategies and initiatives.  Mr. Geisse has acquired and possesses unique skills as a result of employment with Company and/or AT&T subsidiaries.  The trade secrets with which Mr. Geisse has been involved are critical to Company's, AT&T's, and AT&T's subsidiaries' success.  Disclosure of this information in the performance of services for a subsequent employer engaged in similar businesses would be inevitable and inherent as part of Mr. Geisse's performance of services for such an employer.  For all of these reasons and due to the confidential and proprietary information and trade secrets Mr. Geisse learned in his employment with Company, or an AT&T subsidiary, Mr. Geisse acknowledges that it is reasonable for Company to seek the restrictions contained in the subsequent provisions of this Agreement and that more limited restrictions are neither feasible nor appropriate.  Mr. Geisse understands and agrees that the consideration provided herein requires Mr. Geisse to comply strictly with all terms of this Agreement including, but not limited to, confidentiality, non-compete, non-solicitation of employees and non-solicitation of customers as set forth below.

NOW, therefore, the parties further agree as follows:
1.            Mr. Geisse will retire from Company effective at the close of business on December 30, 2014, and Mr. Geisse herewith resigns all officer and director positions that he may hold in AT&T and in any subsidiary of AT&T effective at the close of business on December 30, 2014.

2.            The Company shall: (A) upon execution of this Agreement and the Release and Waiver, pay Mr. Geisse within thirty (30) days after the Release and Waiver contained herein can no longer be revoked, a lump sum payment amount of $610,000, less regular and customary withholdings for any applicable federal, state and local income or other taxes or withholdings and less any amounts owed by Mr. Geisse to Company, AT&T or any AT&T subsidiary; and (B) upon execution of this Agreement, cause (1) the provisions of the AT&T 2011 Incentive Plan requiring proration of Mr. Geisse's 2012, 2013, and 2014 Performance Share Grants to be eliminated with respect to Mr. Geisse (but all other terms shall remain in full force and effect) and Mr. Geisse shall be eligible for full distribution of such Performance Share grants after the applicable three (3) year performance periods, subject to adjustment based on achievement of the applicable performance goals and approval of the Human Resources Committee of the AT&T Inc. Board of Directors, and (2) Mr. Geisse's 2010 Restricted Stock Award to vest.

3.            The consideration described herein shall be in lieu of, and Mr. Geisse hereby specifically waives any right to any and all other termination pay allowance resulting from his retirement.

4.            This Agreement and the Release and Waiver contained herein do not abrogate any of the usual entitlements that Mr. Geisse has or will have, first, while a regular employee and subsequently, upon his retirement.  These may include, among others:

(a)	Customary and regular health care, disability and life insurance and survivor benefits for which Mr. Geisse may qualify subject to and in accordance with the terms of applicable AT&T or AT&T subsidiary sponsored plans; and
(b)	The distribution of benefits, if any, under the AT&T Pension Benefit Plan, AT&T Savings Plan, AT&T 2006 Incentive Plan, AT&T 2011 Incentive Plan, AT&T Supplemental Retirement Income Plan, AT&T 2005 Supplemental Employee Retirement Plan, AT&T Stock Savings Plan, AT&T Stock Purchase and Deferral Plan, AT&T Cash Deferral Plan, AT&T Supplemental Life Insurance Plan, and the AT&T Administrative Plan.
All of said benefits will be subject to and provided in accordance with the terms and conditions of the respective benefit plans as applicable to Mr. Geisse and this Agreement.  Further, AT&T and its subsidiaries have reserved the right to end or amend any or all of the plans that it sponsors.  Each participating subsidiary, which includes Company, has reserved the right to end its participation in these plans and to discontinue providing any and all such benefits.  If any of the plans should be terminated or changed or Company ends its participation or ceases to provide such benefits, to the extent that such action may apply to Mr. Geisse, it is subject to the terms and conditions of the specific plan and applicable law.  This means, for example, that Mr. Geisse will not acquire a lifetime right to any health care plan benefit or to the continuation of any health care plan merely by reason of the fact that such benefit or plan is in existence at the time of Mr. Geisse's retirement or because of this Agreement and the Release and Waiver contained herein.  Thus, except as specifically provided in this Agreement, Mr. Geisse's rights/entitlements to any benefit under any of the plans are no different as a result of entering into this Agreement and the Release and Waiver contained herein than they would have been in the absence of this Agreement and the Release and Waiver contained herein.

5.            At Company's request at any time during the eighteen (18) months immediately following his retirement, Mr. Geisse will cooperate with Company, AT&T or any of their respective subsidiaries in any future claims or lawsuits involving any of them where Mr. Geisse has knowledge of the underlying facts; provided, however, Mr. Geisse shall not be required to and shall not provide such services for more than twenty percent (20%) of the average amount of time he provided bona fide services over the thirty-six (36) month period immediately preceding December 30, 2014.  For the time Mr. Geisse spends working on any claims or lawsuits at such request, Mr. Geisse shall be reimbursed at the equivalent per hour base salary rate at which Mr. Geisse was being compensated by Company immediately prior to his retirement; provided, however, that if Mr. Geisse is a named party in any claim or lawsuit and Company, in its discretion, determines that Mr. Geisse's interests are adverse to Company, AT&T or any of their respective subsidiaries, he will not be entitled to such compensation. Mr. Geisse agrees not to voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Company, AT&T or any AT&T subsidiary; provided, however, that nothing in this Agreement shall prohibit Mr. Geisse from exercising his right to file a charge of discrimination with the EEOC, or that would limit his right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC; provided, further, however, nothing in this Agreement will be construed to prevent Mr. Geisse from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings involving Company, AT&T or any of their respective subsidiaries.

Company agrees to indemnify Mr. Geisse if he is a defendant or is threatened to be made a defendant to any action, suit or proceeding, whether civil, criminal, administrative or investigative that is brought by a third party by reason of the fact that he was a director, officer, employee or agent of Company, or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.
6.            Mr. Geisse acknowledges that, as a result of his employment with Company and/or any AT&T subsidiaries, he has and had access to certain Trade Secrets and Confidential Information (as these terms are defined below) and the Company will continue to provide Mr. Geisse access to such Trade Secrets and Confidential Information through his retirement date so that he may continue performing his job responsibilities.  Mr. Geisse acknowledges that AT&T and its subsidiaries must protect its Trade Secrets and Confidential Information from disclosure or misappropriation, and Mr. Geisse further acknowledges that the Trade Secrets and Confidential Information are unique and confidential and are the proprietary property of AT&T and its subsidiaries.  Mr. Geisse acknowledges that the Trade Secrets and Confidential Information derive independent, actual and potential commercial value from not being generally known, or readily ascertainable through independent development.  Mr. Geisse agrees to hold Trade Secrets or Confidential Information in trust and confidence and to not directly or indirectly disclose or transmit Trade Secrets or Confidential Information to any third party without prior written consent of AT&T.  Mr. Geisse further agrees not to use any such Trade Secrets or Confidential Information for his personal benefit or for the benefit of any third party.  This restriction shall apply indefinitely as long as the document or information exists as a Trade Secret or Confidential Information.

On or before his retirement, Mr. Geisse shall return to AT&T or an AT&T subsidiary all of AT&T's (and its subsidiaries') documents (and all copies thereof), and other property of AT&T and its subsidiaries that are in Mr. Geisse's possession, including, but not limited to, AT&T's (and its subsidiaries') files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, and keys; and, any materials of any kind which contain or embody Trade Secrets or Confidential Information (and all reproductions thereof), including, without limitation, any such documents and other property in electronic form, or any computer or data storage device.  Mr. Geisse shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilation, or other representations of such information or things or their contents.
"Trade Secret" means information proprietary to AT&T or any AT&T subsidiary including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, marketing plans, pricing plans, advertising and sponsorship plans, product development analyses or plans, any plans involving the combination of AT&T's or its subsidiaries' products or services, or pricing of such products or services, offered or to be offered by or in conjunction with AT&T or any subsidiary of AT&T, or lists of actual or potential customers or suppliers which:  (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
"Confidential Information" means any data or information, other than Trade Secrets, that is competitively sensitive to AT&T or an AT&T subsidiary and not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes, without limitation:  (1) the sales records, profit and performance records, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods of AT&T or any AT&T subsidiary, (2) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers for the products and services of AT&T or any AT&T subsidiary, (3) the specifications of any new products or services under development by AT&T or any AT&T subsidiary, (4) the sources of supply for integrated components and materials used for production, assembly, and packaging by AT&T or any AT&T subsidiary, and the quality, prices, and usage of those components and materials, and (5) the business plans, marketing strategies, promotional and advertising strategies, branding strategies, and internal financial statements and projections of AT&T or any AT&T subsidiary.

Notwithstanding the definitions of Trade Secrets and Confidential Information set forth above, Trade Secrets and Confidential Information shall not include any information: (1) that is or becomes generally known to the public, (2) that is developed by Mr. Geisse after his retirement through his entirely independent efforts without use of any Trade Secret or Confidential Information, (3) that Mr. Geisse obtains from an independent source having a bona fide right to use and disclose such information, (4) that is required to be disclosed by subpoena, law, or similar legislative, judicial, or administrative requirement; provided, however, Mr. Geisse will notify Company upon receipt of any such subpoena or similar request and give Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request, or (5) that AT&T approves for unrestricted release by express authorization of a duly authorized officer.
It is hereby agreed that Mr. Geisse may represent himself as a former employee or retiree of Company or AT&T; but otherwise he agrees that he will not make, nor cause to be made any public statements, disclosures or publications which relate in any way, directly or indirectly to his cessation of employment with Company without prior written approval by Company.  Mr. Geisse also agrees that he will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of, AT&T, its subsidiaries, or their respective directors, officers, employees or agents, past, present or future.
7.            Mr. Geisse agrees that he shall not, during the twenty-four (24) months immediately following his retirement, without obtaining the written consent of Company in advance, participate in activities that constitute Engaging in Competition with AT&T or Engaging in Conduct Disloyal to AT&T, as those terms are defined below.

a.
"Engaging in Competition with AT&T" means engaging in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business.  "Engaging in Competition with AT&T" shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  "Engaging in Competition with AT&T" shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

b.
"Engaging in Conduct Disloyal to AT&T" means (i) soliciting for employment or hire, whether as an employee or as an independent contractor, any person employed by AT&T or its subsidiaries during the one (1) year prior to Mr. Geisse's retirement, whether or not acceptance of such position would constitute a breach of such person's contractual obligations to AT&T or its subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Mr. Geisse had business contact on behalf of any Employer Business during the two (2) years prior to Mr. Geisse's retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any AT&T subsidiary; or (iii) soliciting, encouraging, or inducing any AT&T or AT&T subsidiary customer or active prospective customer with whom Mr. Geisse had business contact, whether in person or by other media ("Customer"), on behalf of any Employer Business during the two (2) years prior to Mr. Geisse's retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.

c.	"Employer Business" shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or an AT&T subsidiary has a substantial ownership or joint venture interest;
Mr. Geisse acknowledges that the business of AT&T and its subsidiaries is global in scope and that the geographic and temporal limitations set forth in this Section are therefore reasonable.
Mr. Geisse may submit a description of any proposed activity in writing to Company (Attn:  Vice President – Executive Compensation), and Company shall advise Mr. Geisse, in writing, within fifteen (15) business days whether such proposed activity would constitute a breach of the provisions of this Section.
8.            Mr. Geisse acknowledges and agrees that Company would be unwilling to provide the consideration provided pursuant to this Agreement and the Release and Waiver contained herein, including, but not limited to continued access to Confidential Information and Trade Secrets, but for the confidentiality, non-solicitation, and non-compete conditions and covenants set forth in Sections 6 and 7, and that these conditions and covenants are a material inducement to AT&T's willingness to enter into this Agreement.  Accordingly, Mr. Geisse shall return to Company any consideration received pursuant to this Agreement and the Release and Waiver contained herein, for any breach by Mr. Geisse of the provisions of Section 6 or 7 hereof, or of the Release and Waiver contained herein.  Further, Mr. Geisse recognizes that any breach by him of the provisions in Sections 6 or 7 would cause irreparable injury to Company such that monetary damages would not provide an adequate or complete remedy.  Accordingly, in the event of Mr. Geisse's actual or threatened breach of the provisions of Section 6 or 7, Company, in addition to all other rights under law or this Agreement, shall be entitled to an injunction restraining Mr. Geisse from breaching these provisions and to recover from Mr. Geisse its reasonable attorneys' fees and costs incurred in obtaining such remedies.

9.            Mr. Geisse declares that his decision to execute this Agreement and the Release and Waiver contained herein has not been influenced by any declarations or representations by Company, AT&T, or any AT&T subsidiary, other than the contractual agreements and consideration expressly stated herein.

Company has expressly advised Mr. Geisse to seek personal legal advice prior to executing this Agreement and the Release and Waiver contained herein, and Mr. Geisse, by his signature below, hereby expressly acknowledges that he was given at least twenty one (21) days in which to seek such advice and decide whether or not to enter into and execute the Release and Waiver contained herein.  The parties agree that any changes to this Agreement or to the Release and Waiver contained herein made after the initial draft of this Agreement and Release and Waiver of Claims is presented to Mr. Geisse, whether material or immaterial, do not restart the running of said twenty-one (21) day period.

Mr. Geisse may revoke this Agreement and the Release and Waiver contained herein within seven (7) days of his execution of the Release and Waiver contained herein by giving notice, in writing, by certified mail, return receipt requested to Company at the address specified below.  Proof of such mailing within said seven (7) day period shall suffice to establish revocation pursuant to this Section.  In the event of any such revocation, this entire Agreement and the Release and Waiver contained herein shall be null and void, and unenforceable by either party.
10.            Any notice required hereunder to be given by either party must be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the addresses noted in the signature block of this Agreement.

11.            The validity, interpretation, construction and performance of this Agreement and the Release and Waiver contained herein shall be governed by the laws of the State of Texas excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement and the Release and Waiver contained herein to the substantive law of another jurisdiction. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Agreement, which the parties agree is a material condition of entering into this Agreement, the parties agree and acknowledge that (a) the sole and exclusive venue for any such action shall be an appropriate federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Dallas County, Texas court, and no other, (c) such Dallas County, Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto, and (d) that the parties waive any and all objections and defenses to bringing any such action before such Dallas County, Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

12.            The terms and conditions contained in this Agreement that by their sense and context are intended to survive the termination or completion of performance of obligations by either or both parties under this Agreement shall so survive.

13.            This Agreement and the Release and Waiver contained herein shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

14.            This Agreement and the Release and Waiver contained herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that this Agreement shall not be deemed to supersede or cancel any obligations applicable to Mr. Geisse under any AT&T or AT&T subsidiary sponsored deferred compensation plan, equity award plan, fringe benefit program, or any other AT&T or AT&T subsidiary sponsored benefit plan as to which Mr. Geisse is a participant immediately preceding his retirement.

15.            In the event any provision of this Agreement or the Release and Waiver contained herein is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement or said Release and Waiver, except that should said Release and Waiver be held to be invalid as applicable to and as asserted by Mr. Geisse with regard to any claim or dispute covered thereunder, or should any part of the provisions of Sections 6, 7, or 8 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Mr. Geisse, this Agreement and the Release and Waiver contained herein, at Company's option, may be declared by Company null and void.  If this Agreement and the Release and Waiver contained herein are declared null and void by Company pursuant to the provisions of this Section, Mr. Geisse shall return to Company all consideration previously received pursuant to this Agreement and the Release and Waiver contained herein.

16.            This Agreement and the Release and Waiver contained herein shall inure to the benefit of and be binding upon, Company, its successors and assigns, and Mr. Geisse and his beneficiaries, whether under the various employee benefit programs or otherwise.

17.            This Agreement and the Release and Waiver contained herein shall be and hereby are declared to be null and void in the event that Mr. Geisse does not retire from Company on or before the close of business on December 30, 2014. All payments and other consideration to be provided to Mr. Geisse by Company are contingent upon Mr. Geisse's retirement actually becoming effective on or before the close of business on December 30, 2014, and are further contingent upon Mr. Geisse's execution of this Agreement no later than November 15, 2014 and the Release and Waiver contained herein on December 30, 2014, and not revoking either this Agreement or the Release and Waiver contained herein.

(the remainder of this page is intentionally left blank)

AT&T Management Services, L.P. 208 South Akard Street Room 2355 Dallas, TX 75202		Andrew Geisse
By: Title:	William A. Blase, Jr. Senior Executive Vice President Human Resources	3512 Lindenwood Avenue Dallas, TX 75205

Date:		Date:

RELEASE AND WAIVER

I, Andrew Geisse, hereby fully waive and forever release and discharge Company, AT&T, any and all other subsidiaries of Company and of AT&T, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with my past employment by Company (and any AT&T subsidiary to the extent applicable) and/or my separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under any federal, state, or local law, regulation, ordinance, or ruling, including, without limitation, the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Civil Rights Act of 1991; the Equal Pay Act; the Consolidated Omnibus Reconciliation Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., known and unknown.  In addition, I, Andrew Geisse, agree not to file any lawsuit or other claim seeking monetary damage or other relief in any state or federal court or with any administrative agency (except as provided in the Agreement delivered by Company contemporaneously with this Release and Waiver (the "Agreement")) against any of the aforementioned parties in connection with or relating to any of the aforementioned matters.  Provided, however, by executing this Release and Waiver, I, Andrew Geisse, do not waive rights or claims that may arise after the date of execution; provided further, however, this Release and Waiver shall not affect my right to receive or enforce through litigation, any indemnification rights to which I am entitled as a result of my past employment by Company and, if applicable, any subsidiary of AT&T, or contract rights pursuant to the Agreement and Release and Waiver of Claims entered into substantially contemporaneously herewith; and, provided further, this Release and Waiver shall not affect the ordinary distribution of benefits/entitlements, if any, to which I am entitled upon retirement from Company; it being understood by me that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of their respective governing plan document and this Agreement.

Andrew Geisse

Dated: December 30, 2014